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Other Important Information
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2007 Participants Meeting

The 2007 Annual Meeting of Participants was held in Washington, D.C., on Thursday, August 16, 2007. The following matters were put to a vote of Participants at the meeting through the solicitation of proxies:

Richard Ravitch was relected to chair the Board of Trustees by: votes for 2,809,579.912; votes against 0; votes abstaining 53,587.370; votes not cast 408,914.360.

The table below details votes pertaining to Trustees who were reelected at the Annual Meeting.

The following Trustees were not up for reelection and their terms of office continued after the Annual Meeting: John J. Flynn, Stephen Frank, Edward C. Sullivan, Linda Chavez-Thompson, Richard Trumka, Jon F. Walters, James A. Williams, Marlyn J. Spear, George Latimer and Jack Quinn. Linda Chavez-Thompson resigned her position effective September 21, 2007, and Edward C. Sullivan resigned his position effective September 27, 2007.

Ernst and Young LLP was ratified as the HIT's Independent Registered Public Accounting Firm by: votes for 2,834,397.421; votes against 0; votes abstaining 28,769.861; votes not cast 408,914.360.

An amendment to Section 3.3 of the Declaration of Trust was approved to permit the Trust, in connection with any investment in tax-exempt bonds otherwise permitted by the Declaration of Trust, to enter into total return swap contracts with counterparties that are rated in one of the two highest rating categories by at least two nationally recognized statistical rating agencies, provided that the total notional value of the tax-exempt bonds involved in such contracts that are outstanding from time to time shall not exceed ten percent (10%) of the value of all of the Trust's assets by: votes for 2,802,649.299; votes against 12,378.485; votes abstaining 48,139.498; votes not cast 408,914.360.

An amendment to Section 5.2 of the Declaration of Trust was approved to expand the definition of "Eligible Pension Plan" thereunder to include (i) non-United States employee benefit plans subject to regulation under applicable non-United States laws that are similar in purpose and intent to the Employee Retirement Income Security Act of 1974 (Pension Plan); (ii) pension or retirement programs of a non-United States jurisdiction similar to a "governmental plan" as defined in Title 29, Section 1002(32) of the United States Code (Governmental Plan); and
(iii) master trusts holding the assets of more than one Pension Plan or more than one Government Plan, where at least one of the plans with assets in the master trust has beneficiaries who are represented by a Labor Organization by: votes for 2,809,375.900; votes against 0; votes abstaining 53,791.382; votes not cast 408,914.360.

Amendments to the Declaration of Trust were approved to authorized the Trust to issue additional Series or Classes of Units by votes for 2,670,226.848; votes against 0; votes abstaining 192,940.434; votes not cast 408,914.360.

Amendments to the Trust's Fundamental Policies were approved to permit the Trust to enter into total return swap contracts by: votes for 2,795,683.742; votes against 19,140.030; votes abstaining 48,343.510; votes not cast 408,914.360.

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PARTICIPANTS MEETING

Trustee                  Votes for          Votes Against      Votes Abstaining*
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John J. Sweeney        2,827,635.876           6,761.545        28,769.861
Frank Hurt             2,719,687.194          89,892.718        53,587.370
Tony Stanley           2,809,579.912                   0        53,587.370
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* Votes not cast: 408,914.360

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